Exhibit 99.1

PERSONNEL GROUP OF AMERICA, INC.

PGA Contacts:	James C. Hunt	Ken Bramlett, Jr.
	Chief Financial Officer	Senior Vice President
	704-442-5105	704-442-5106

PERSONNEL GROUP OF AMERICA COMPLETES FINANCIAL RESTRUCTURING

SIGNIFICANTLY REDUCES OUTSTANDING INDEBTEDNESS

CHARLOTTE, NC (April 15, 2003) — Personnel Group of America, Inc. (OTCBB: PRGA), today announced the closing of a comprehensive financial restructuring in which it amended and restated its revolving credit facility, issued new shares of common stock and Series B preferred stock to certain of the holders of its 5.75% Convertible Subordinated Notes due 2004 in exchange for their convertible notes and eliminated approximately $120.0 million of its outstanding indebtedness.

“Completing this transaction is particularly significant since it culminates such a long journey for PGA,” Larry Enterline, PGA Chief Executive Officer, commented. “We are grateful for the support we received throughout the process from our shareholders, bondholders, senior lenders and especially our employees. The debt overhang on our balance sheet has distracted our management and employees, restricted our flexibility and created negative perceptions about our prospects for some time. Clearly, these concerns only worsened with the deterioration in the economy over these last three years. Now that the financial restructuring is behind us, this pressure is gone and we can refocus our team on its core mission of building value in our operations. We are excited about taking advantage of all of the hard work put in by our field management and their personnel and to participating in a strengthening economy with a much improved balance sheet. We look forward to discussing the financial restructuring further on our first quarter earnings call, which is scheduled for May 13, 2003.”

Description of Financial Restructuring
In the financial restructuring, which was privately negotiated, the holders of approximately $109.7 million (or 95%) of PGA’s 5.75% Notes exchanged notes with the Company and received the following for each $1,000 in principal amount of notes exchanged:

•	$28.75 in cash;

•	190.9560 shares of newly issued shares of the Company’s common stock; and

•	9.5242 shares of Series B preferred stock of the Company, each share of which will be convertible into 100 shares of common stock and will automatically convert into shares of common stock upon any amendment to the Company’s charter increasing the authorized number of shares of common stock or effecting a reverse split of outstanding shares of common stock that increases the number of authorized but unissued shares. The Series B preferred stock will vote on all matters with the common stock as if converted, will have a liquidation preference of $.01 per share, and otherwise will have no greater rights or privileges than the common stock.

PGA Completes Financial Restructuring

April 15, 2003

In connection with this notes exchange, the Company entered into an agreement with each of the participating noteholders to provide them with registration rights with respect to the shares of common stock issued in the exchange or acquired upon conversion of the Series B preferred stock.

As a result of the notes exchange, the participating noteholders in the aggregate were issued 20,940,425 shares of common stock and 1,044,433 shares of Series B preferred stock, which together represent approximately 82% of the Company’s outstanding common stock (assuming for this purpose that all shares of the Series B preferred stock issued to the participating noteholders have been converted). The existing shareholders retained ownership of their outstanding 26,881,212 shares of common stock, which represent approximately 18% of the outstanding common stock (on the same, as-converted basis). Total common shares outstanding after the notes exchange, as converted, are 152,264,937.

In connection with this ownership change, the Company also reconstituted its Board of Directors to provide for a seven-person Board and the designation of two representatives of the new major shareholders to serve as new Board members, together with the Company’s Chief Executive Officer, three independent Board members, two of whom are incumbents, who were designated by the participating noteholders (although these two incumbents have stated their intention not to stand for reelection at the upcoming 2003 Annual Meeting of Shareholders) and one incumbent independent Board member who was designated by the Company with the consent of the participating noteholders. As reconstituted, the board of directors is comprised of Larry L. Enterline, the Company’s CEO, Janice L. Scites, James V. Napier, William J. Simione, Jr., all incumbent, independent directors, Elias J. Sabo and Christopher Pechock, designees of the new major shareholders, and Victor E. Mandel, a new independent director. Mr. Sabo is a founding partner of The Compass Group International LLC, and Mr. Pechock is a partner of MatlinPatterson Global Opportunities Partners. Affiliates of The Compass Group International LLC and MatlinPatterson Global Opportunities Partners received common and Series B preferred stock in the notes exchange representing approximately 45% of the voting power of the Company’s outstanding stock. Mr. Mandel is a founder and Managing Member of Criterion Capital Management, an investment company.

In order to permit the closing of the notes exchange contemplated in the financial restructuring and to provide for the terms on which the existing senior lenders would continue to finance the Company’s working capital needs, the Company and its existing senior lenders also amended and restated the Company’s revolving credit facility, extended the maturity date of the facility and eliminated the equity appreciation rights that PGA granted to the credit facility lenders in 2002. In connection with these transactions, the Company used approximately $38.0 million of its cash on hand (substantially all of its cash after payment of expenses of the transactions) to repay outstanding borrowings under the facility.

The amended credit facility provides for a $70.7 million revolving line of credit due May 1, 2004 and is subject to certain maturity date extensions in six-month increments up through May 1, 2005. Availability of borrowings under the amended credit facility is subject to a borrowing base calculated as specified percentages of the Company’s eligible accounts receivable (as defined) in the aggregate, and the Company had approximately $8.0 million of availability thereunder as of the closing date. The amended credit facility contains customary covenants, including financial covenants that require monthly maintenance of cumulative monthly EBITDA levels commencing with April 2003 and an interest and funded indebtedness ratio. The amended credit facility also

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PGA Completes Financial Restructuring

April 15, 2003

contains restrictions on the payment of cash dividends on the Company’s capital stock and places additional limitations on share repurchases, acquisitions and capital expenditures. Finally, in lieu of the equity appreciation rights included as part of the revolving credit facility that was in effect in 2002 the Company has issued common stock purchase warrants to the lenders under the amended credit facility entitling them to purchase a total of 19,224,916 shares of common stock, or 10% of the outstanding common stock on a fully diluted basis. These warrants are exercisable in whole or part over a 10-year period and the exercise price thereunder is $0.3121 per share. Interest rates payable under the amended credit facility are set at prime plus 325 basis points through June 2003 with increases during each six-month period thereafter through May 1, 2005.

Pro Forma Financial Information
As discussed above, the financial restructuring resulted in significant elimination of indebtedness and principal debt repayment. Because of the significance of the financial restructuring on the Company’s financial position, the Company has included certain pro forma financial information to highlight the impact of these transactions at the end of this press release.

Other Terms
In connection with the financial restructuring the Company has agreed to seek shareholder approval at the 2003 Annual Meeting of Shareholders for certain amendments to its certificate of incorporation, including the following:

•	a reverse stock split of the Company’s Common Stock at a one-for-twenty-five ratio;

•	elimination of provisions that separate the Board of Directors into three classes and that prohibit action by consent of shareholders without a meeting;

•	an election by the Company not to be governed by Section 203 of the Delaware General Corporation Law, which restricts the ability of the Company to engage, directly or indirectly, in a business combination transaction with a holder 15% or more of its voting stock;

•	addition of provisions requiring a supermajority vote of the Board of Directors or shareholders to adopt changes to the certificate of incorporation or bylaws; and

•	addition of a provision to protect minority shareholders in connection with certain transactions with a shareholder that beneficially owns 20% or more of the shares of the Company’s capital stock.

Each of the noteholders that participated in the exchange has agreed to vote their shares of common and Series B preferred stock in favor of these proposals. The Company has agreed that pending shareholder approval of the amended and restated certificate of incorporation it will comply with the proposed provision to protect minority shareholders described above as if it had already been approved.

In addition, in connection with the financial restructuring, the Board of Directors amended and restated the Company’s bylaws to provide, among other things, that, as long as there are “Significant Holders” (defined as the beneficial owners of shares of capital stock of the Company representing 20% or more of the votes entitled to be cast by holders of outstanding shares of voting capital stock), such Significant Holders shall be entitled to designate, in the aggregate, two members (such designees, being “Significant Holder Designees”) of the Board of Directors, the

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PGA Completes Financial Restructuring

April 15, 2003

size of which is initially set at seven members, and to designate two observers to attend all meetings of the Board of Directors and its committees. Furthermore, the amended and restated bylaws provide that, subject to applicable law and for so long as there are any Significant Holders, a committee comprised of the two Significant Holder Designees and one independent director who is not also a Significant Holder Designee shall be responsible for designating a range of one (1) to four (4) independent nominees for election to the Board of Directors each year, with the number within such range depending on the amount of voting stock beneficially owned by the Significant Holders.

As a result of the financial restructuring, three former noteholders, two of which are affiliates of one another, are Significant Holders within the meaning of the amended and restated bylaws. These three former noteholders are also senior lenders under the amended credit facility. As a result of the financial restructuring, these three former noteholders collectively beneficially own common and Series B preferred stock of the Company having approximately 45% of the voting power of the Company’s outstanding capital stock in the aggregate, excluding any shares of common stock purchasable under warrants issued to them as senior lenders in connection with the amendment and restatement of the revolving credit facility. Accordingly, these three former noteholders have the power to control the designation either directly, or through a committee including Significant Holder Designees, of six of the seven nominees for election to the board of directors each year.

In connection with the financial restructuring, the Company amended and restated the shareholder rights agreement that governs the terms of preferred share purchase rights that currently accompany the common stock. These amendments include, among other things, exemptions preventing the following from triggering separation of the rights from the common stock: (i) beneficial ownership of capital stock by the participating noteholders acquired in the financial restructuring; (ii) beneficial ownership by any Significant Holder of capital stock of the Company acquired in accordance with the amended and restated certificate of incorporation; and (iii) beneficial ownership by any third party of capital stock of the Company acquired in a transfer from a Significant Holder pursuant to a transaction that complies with the amended and restated certificates of incorporation. In addition, the shareholder rights plan was amended to include a tag-along right for the benefit of any holder (including certain holders of more than 2% acting together as a group) of 5% or more of the voting stock of the Company pursuant to which such holder (or group) will be entitled to participate pro rata, for the same amount and form of consideration and otherwise on substantially the same terms and conditions, in any transfer by any Significant Holders of capital stock of the Company of 20% or more of the voting stock of the Company.

In connection with the Company’s financial restructuring, the Company terminated its 1995 Stock Option Plan. Additionally, a number of the Company’s employees, including each of the Company’s executive officers at the end of 2002, and all but one of the Company’s 2002 independent directors have irrevocably canceled any and all rights that they had to exercise any and all stock options that were previously granted to such persons and agreed that all such options would be forfeited to the Company. These employees and directors held in the aggregate 2,190,030 of the stock options that were outstanding under the 1995 Stock Option Plan as of December 29, 2002. As a result of these voluntary forfeitures, only 545,445 stock options remain outstanding under the 1995 Stock Option Plan and these options have a weighted average exercise price of $9.23 per share. Although the 1995 Stock Option Plan has been terminated and no future issuances will be made thereunder, these remaining outstanding stock options will continue to be exercisable in accordance with their terms.

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PGA Completes Financial Restructuring

April 15, 2003

The Company’s Board of Directors adopted the 2003 Equity Incentive Plan simultaneously with the completion of the Company’s financial restructuring. The 2003 Equity Incentive Plan authorizes grants of stock options, stock appreciation rights (or “SARS”), restricted stock, deferred stock awards and performance awards (and dividend equivalent rights relating to options, SARs, deferred stock and performance awards), in the case of stock or option awards, for up to 19,870,873 shares, or 10.336%, of the Company’s fully diluted common stock. Awards under the 2003 Equity Incentive Plan are to be made to key employees, directors and consultants as selected by the Board of Directors or the Compensation Committee. The duration of any option or SAR granted under the 2003 Equity Incentive Plan will not exceed ten years. Awards will generally vest 20% on each anniversary of the date of grant unless either the Board of Directors or Compensation Committee approves or a participant’s employment agreement provides otherwise. Following a termination of employment, vested options and/or SARs must be exercised within three months (12 months in the case of death or disability), except that options and SARs terminate immediately upon a termination for cause as defined in the relevant participant’s employment agreement, or as determined in the discretion of the Board of Directors or the Compensation Committee if no employment agreement exists. Any non-vested option, SARS or other awards issued under the 2003 Equity Incentive Plan will be forfeited upon any termination. The Board of Directors and Compensation Committee retain the discretion to extend the post-employment exercise period of an option or SAR and to accelerate vesting of awards under the 2003 Equity Incentive Plan.

In connection with the financial restructuring, four executive officers, including the Company’s chief executive officer and chief financial officer, entered into employment agreements with the Company, which replaced the existing employment agreements with these executive officers. Each of these employment agreements provides for an annual base salary for each executive equal to the current base salary of such person (subject to annual adjustment as determined by the Company’s Compensation Committee), the right to earn annual bonuses ranging from a maximum of 60% of annual salary up to 100% of annual salary (for the chief executive officer) and, subject to shareholder approval of the 2003 Equity Incentive Plan, an initial grant of stock options under that plan as described below. Each employment agreement is for an initial term of two years, with automatic one-year extensions thereafter unless either party provides written notice of termination at least three months prior to any scheduled expiration date. Each employment agreement provides severance pay equal to one year’s salary (two years’ salary for the chief financial officer) and a pro-rated portion of any earned bonus following termination of employment by the Company without cause. In addition, certain of these executive officers, other than the chief financial officer, are entitled to additional severance of up to one year’s salary if in the first year following the financial restructuring the Company is acquired at a price per share below a specified threshold.

Subject to shareholder approval of the 2003 Equity Incentive Plan at the Company’s 2003 Annual Meeting, the Board of Directors has approved the granting of stock options for 12,585,000 shares, representing 6.5% of the Company’s fully diluted common stock, to these four executive officers. Of these initial grants, 8,700,000 options have an exercise price of $0.3121 per share, and the other 3,885,000 options have an exercise price of $0.4681 per share. The initial stock option grants to these officers vest monthly at an annual rate of 25% and each will have 12 months following the termination of his employment (other than for cause) to exercise vested stock options held as of the termination date. Following these initial grants, options for 7,285,873 shares, or 3.8% of the Company’s fully diluted common stock, will remain authorized for issuance under the 2003 Equity Incentive Plan and will be reserved for future grants.

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PGA Completes Financial Restructuring

April 15, 2003

The Company’s common stock has traded since November 2002 on the Over the Counter Bulletin Board. As contemplated in the Company’s restructuring agreement, PGA intends to apply for a new stock exchange listing following completion of its planned reverse stock split. In the meantime the Company expects that the common stock will continue to trade on the Over The Counter Bulletin Board.

For a more complete description of the financial restructuring, see the Company’s Report on Form 8-K (and the related exhibits) to be filed with the Securities and Exchange Commission (once filed, this report will be available on the Commission’s website at http://www.sec.gov).

About PGA
Personnel Group of America, Inc. is a nationwide provider of information technology consulting and custom software development services; high-end clerical, accounting and other specialty professional staffing services; and technology systems for human capital management. The Company’s IT Services operations now operate under the name “Venturi Technology Partners” and its Commercial Staffing operations operate as “Venturi Staffing Partners” and “Venturi Career Partners.”

Forward-looking Statements
Certain statements contained in this press release are forward-looking statements regarding events and financial trends that may affect PGA’s future operating results or financial position. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements.

These risks and uncertainties include, but are not limited to, the following:

•	changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;

•	continuing weakness or further reductions in corporate information technology spending levels;

•	the ability of the Company to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;

•	the impact of competitive pressures, including any change in the demand for the Company’s services, or the Company’s ability to maintain or improve its operating margins;

•	an Internal Revenue Service audit of the Company’s income tax returns and the risk that assessments for additional taxes, penalties and interest could be levied against the Company;

•	the entry of new competitors into the marketplace or expansion by existing competitors;

•	the Company’s success in attracting, training and retaining qualified management personnel and other staff employees;

•	reductions in the supply of qualified candidates for temporary employment or the Company’s ability to attract qualified candidates;

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•	the possibility of the Company incurring liability for the activities of its temporary employees or for events impacting its temporary employees on clients’ premises;

•	the risk in an uncertain economic environment of increased incidences of employment disputes, employment litigation and workers’ compensation claims;

•	the risk that further cost cutting or restructuring activities undertaken by the Company could cause an adverse impact on certain of the Company’s operations;

•	economic declines that affect the Company’s liquidity or ability to comply with its loan covenants;

•	the risks of defaults under the Company’s credit agreements or the demand by any holder of the Company’s remaining outstanding 5.75% Notes for repayment following the occurrence of a repurchase event under the indenture applicable to the 5.75% Notes;

•	adverse changes in credit and capital markets conditions that may affect the Company’s ability to obtain financing or refinancing on favorable terms;

•	adverse changes to management’s periodic estimates of future cash flows that may affect management’s assessment of its ability to fully recover its goodwill;

•	whether governments will impose additional regulations or licensing requirements on staffing services businesses in particular or on employer/employee relationships in general; and

•	other matters discussed in this press release and the Company’s SEC filings.

Because long-term contracts are not a significant part of PGA’s business, future results cannot be reliably predicted by considering past trends or extrapolating past results. The Company undertakes no obligation to update information contained in this release and is not responsible for any changes made to this release by wire or Internet services.

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PGA Completes Financial Restructuring

April 15, 2003

Pro Forma Consolidated Balance Sheet
The following pro forma consolidated balance sheet as of December 29, 2002 has been derived from the application of pro forma adjustments to the Company’s historical consolidated financial statements and gives effect to the financial restructuring as if the financial restructuring had occurred on the date of the consolidated balance sheet. This pro forma data is presented for illustrative purposes only and is not necessarily indicative of the financial position that would have actually been reported had the financial restructuring occurred as of December 29, 2002, nor is it indicative of the Company’s future financial position.

Pro Forma Consolidated Balance Sheet
December 29, 2002
(in thousands)

		Pro Forma
	Historical	Adjustments		Pro Forma

Assets
Cash and cash equivalents	$22,623	$(14,795	)(1)	$1,575
		(3,153	)(2)
		(3,100	)(4)
Other current assets	80,118			80,118
Recoverable income taxes	25,476			25,476

Total current assets	128,217	(21,048)		107,169
Noncurrent assets	119,189	(642	)(3)	118,547

Total assets	$247,406	$(21,690)		$225,716

Liabilities and Shareholders’ Equity (Deficit)
Current portion of long-term debt	$38,633	$(13,685	)(1)	$24,948
Other current liabilities	72,090	(1,100)		70,990

Total current liabilities	110,723	(14,785)		95,938
Long-term debt:
Convertible, subordinated notes	115,000	(109,661	)(2)	5,339
Revolving credit facility	65,015	(1,110	)(1)	63,905
Other long-term liabilities	9,016	(439	)(1)	8,577

Total liabilities	299,754	(125,995)		173,759
Total shareholders’ equity (deficit)	(52,348)	104,305	(1,2,3,4)	51,957

Total liabilities and shareholders’ equity (deficit)	$247,406	$(21,690)		$225,716

(1)	Adjustments to reflect cash paid to existing senior lenders which includes $13,685 of principal debt repayments and $1,110 of fees paid in connection with the completion of the Credit Facility, as amended, and cancellation of equity appreciation rights resulting in a reduction in accrued liabilities of $439.

(2)	Adjustments to reflect payments to participating holders of the 5.75% Notes and exchange of $109,661 of such notes for newly issued shares of the Company’s Common and Series B Preferred Stock. The equity issued in exchange for the 5.75% Notes is recorded at estimated fair value.

(3)	Adjustments to reflect the write-off of deferred debt issuance costs of $642 associated with the 5.75% Notes exchanged for equity.

(4)	Adjustment to record estimated professional fees incurred and paid in connection with the comprehensive financial restructuring, including $1,100, which had been accrued in the Company’s historical balance sheet at December 29, 2002.